Exhibit 99.1

Stephen Blake Treasurer AMI Semiconductor 208-234-6077 stephen_blake@amis.com	Tamera Drake Marketing Communications Manager AMI Semiconductor 208-234-6890 tamera_drake@amis.com

AMI Semiconductor, Inc. Lowers its Interest Expense and Reduces Debt with the Consummation of a New Senior Credit Facility and Purchase of 100% of its Senior Subordinated Notes

POCATELLO, Idaho – April 1, 2005 – AMI Semiconductor, Inc., a wholly-owned subsidiary of AMIS Holdings, Inc. (Nasdaq: AMIS), announced today that it has purchased 100% of the total outstanding principal amount of its 10 3/4% senior subordinated notes and has completed the refinancing of its senior secured credit facilities.

The transaction included the purchase of the notes with a redemption cost of approximately $157.9 million, the repayment of its existing senior secured term loan balance of approximately $123.1 million, and payments for accrued interest and related transaction costs. Funding was provided by the proceeds of a new senior secured term loan of $210 million and cash on hand of approximately $75.8 million. The interest rate for borrowings under the new term loan is LIBOR plus 150 basis points, which is 100 basis points lower than the previous term loan. The company also obtained a new revolving line of credit in the amount of $90 million, which remains undrawn at closing. The notes were tendered pursuant to the company’s previously announced tender offer and consent solicitation.

In conjunction with the transaction, Moody’s Investors Services has upgraded AMI Semiconductor’s debt rating and has assigned a rating of Ba3 to the senior credit facilities with a stable outlook. Standard & Poor’s has revised AMI Semiconductor’s outlook to positive and has assigned the senior credit facilities a BB- bank loan rating.

“This refinancing lowers our overall debt by over $40 million, and cuts our annual interest expense by more than half based on current LIBOR rates,” said David Henry, the company’s Senior Vice President and Chief Financial Officer. “We are gratified by the positive reaction by the rating agencies and the credit markets to our refinancing. It is reflective of our demonstrated ability to deliver solid operating results and strong cash flows. This refinancing will result in a positive impact to earnings per share of approximately $0.015 starting in the second quarter and approximately $0.05 for the remainder of 2005. In addition, we gain greater flexibility to pay down our debt and less restrictive covenants compared to our prior credit facility.”

The company will incur a one-time pre-tax charge of approximately $34.9 million in the first quarter of 2005 in conjunction with the refinancing, consisting of a cash charge of approximately $28.1 million for the tender premium on the notes and related expenses and a non-cash charge of approximately $6.8 million for the write-off of deferred financing fees associated with the notes and the prior senior credit facility.

About AMI Semiconductor

AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products, mixed-signal foundry services and structured digital products, AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of North America, Europe and the Asia Pacific region. For additional information, please visit www.amis.com.

This news release contains forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “target,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. These statements are only predictions and speak only as of the date of this release. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include general economic and political uncertainty, conditions in the semiconductor industry, changes in the conditions affecting our target markets, manufacturing underutilization, fluctuations in customer demand, raw material costs, exchange rates, timing and success of new products, competitive conditions in the semiconductor industry risks associated with international operations, the other factors identified under “Factors that May Affect Our Business and Future Results” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other risks and uncertainties indicated from time to time in our filings with the U.S. Securities and Exchange Commission (SEC). In light of these risks and uncertainties, there can be no assurance that the matters referred to in the forward-looking statements contained in this news release will in fact occur. We do not intend to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.